UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 20, 2016

RARE ELEMENT RESOURCES LTD.

(Exact name of registrant as specified in its charter)

British Columbia, Canada	001-34852	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

P.O. Box 271049 Littleton, Colorado	80122
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(720) 278-2460

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01

Entry into a Material Definitive Agreement.

On October 20, 2016, Rare Element Resources, Inc. (the “Company”), a Wyoming corporation and wholly owned subsidiary of Rare Element Resources Ltd. (the “Registrant”), and Whitelaw Creek LLC, a Wyoming limited liability company (“Whitelaw Creek”), entered into an Asset Purchase Agreement (the “APA”).  The APA provides that, upon the terms and subject to the conditions set forth in the APA, the Company will sell to Whitelaw Creek for approximately $600,000 in cash approximately 640 acres of non-core real property located in Crook County, Wyoming, that is under consideration for a stockpile facility for the Bear Lodge rare earth elements project (the “Land Sale”).  The Company will have a right to repurchase the land (i) for $900,000 within three years following the Land Sale or (ii) for $1 million after the third anniversary following the Land Sale but on or before the fifth anniversary of the Land Sale, in each case subject to a certain adjustments (the “Repurchase Price”).  Payment of the Repurchase Price may be made, at Whitelaw Creek’s option, in the form of cash, common shares of the Registrant, or a combination of cash and common shares of the Registrant.  Payment of any common shares of the Registrant is subject to a beneficial ownership limitation for Whitelaw Creek and its affiliates collectively of 9.9% of the then-current total number of outstanding common shares of the Registrant, and in no event may the portion of the Repurchase Price paid in common shares of the Registrant exceed 5 million shares.  Valuation of the common shares of the Registrant for purposes of payment of the Repurchase Price will be based on the 10-day volume-weighted average closing price of such shares as of the closing date of the Land Sale, subject to certain conditions.  The transfer, sale or exchange of common shares of the Registrant pursuant to the APA is exempt from registration as a private placement under Section 4(a)(2) of the Securities Act of 1933, as amended, and Rule 506 promulgated thereunder, among other exemptions.  The APA has been approved by the board of directors of the Registrant.

The closing of the Land Sale is subject to customary closing conditions, including, among others, Whitelaw Creek’s completion to its satisfaction of a title review on the property, the accuracy of the representations and warranties made by the Company and Whitelaw Creek contained in the APA, and each party’s compliance with its covenants and agreements contained in the APA.

The Company has made customary representations and warranties in the APA for a transaction of this nature.  Certain of the Company’s representations and warranties are subject to knowledge and other similar qualifications and will survive for one year after the closing of the Land Sale.  The assertions embodied in the representations and warranties were made solely for purposes of the APA between the Company and Whitelaw Creek and may be subject to important qualifications and limitations agreed to by the parties in connection with the negotiated terms.  The Registrant’s shareholders are not third-party beneficiaries under the APA and should not rely on the representations and warranties or any descriptions thereof as characterizations of the actual state of facts or conditions of the Company or any of its affiliates.

The APA may be terminated under certain circumstances, including (i) by the Whitelaw Creek if it has any objections to any exceptions contained in a title commitment covering the property, (ii) by mutual written consent of the parties, or (iii) by either party (A) if there has been a material breach by the other of any representation, warranty or covenant that has prevented satisfaction of any condition to closing that has not been cured within 10 days after notice of such breach, (B) if all conditions to closing have not been met or waived by November 15, 2016, or (C) if an order has been issued by a governmental or regulatory agency or court of competent jurisdiction prohibiting the closing of the Land Sale.

The foregoing description of the APA is qualified in its entirety by the terms of the agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 2.01

Completion of Acquisition or Disposition of Assets.

On October 26, 2016, the Company and Whitelaw Creek closed the Land Sale and the other transactions contemplated by the APA.

The information set forth in Item 1.01 is incorporated herein by reference.

Item 3.02

Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 is incorporated herein by reference.

Item 9.01

Financial Statements and Exhibits.

(d)

Exhibits.

Exhibit No.	Description
10.1	Asset Purchase Agreement between Rare Element Resources, Inc. and Whitelaw Creek LLC, dated as of October 20, 2016.

 = 11,  = "1"  1) 1 = 1  4227815.4 (10/25/2016 12:31 PM)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  October 26, 2016

RARE ELEMENT RESOURCES LTD.

By:

Name:

Randall J. Scott

Title:

President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Asset Purchase Agreement between Rare Element Resources, Inc. and Whitelaw Creek LLC, dated as of October 20, 2016.